Exhibit 99.1

WHEELS UP EXPERIENCE INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMETNS

On September 30, 2023 (the “Closing Date”), Wheels Up Partners Holdings LLC, a Delaware limited liability company (“WUP”) and a direct subsidiary of Wheels Up Experience Inc., a Delaware corporation (the “Company” or “Wheels Up”), completed the disposition of 100% of the issued and outstanding equity interests of Circadian Aviation LLC, a Delaware limited liability company (“Circadian”) and a direct subsidiary of WUP (such disposition, the “Circadian Sale”), pursuant to an Equity Purchase Agreement, dated as of the Closing Date (the “Purchase Agreement”), by and between WUP and Executive AirShare LLC (the “Purchaser”). Concurrently with entering into the Purchase Agreement: (i) WUP entered into a transition services agreement with Circadian, pursuant to which WUP will provide Circadian certain specified services on a temporary basis; (ii) Wheels Up Partners LLC, an indirect subsidiary of the Company (“WUP LLC”), entered into a master operating agreement with Circadian, pursuant to which Circadian will conduct certain on-demand charter operations for certain of WUP LLC’s owned aircraft after the Closing Date while such aircraft are transitioned from a U.S. Federal Aviation Administration (“FAA”) operating certificate held by Circadian to the Company’s subsidiaries, and WUP LLC will provide certain maintenance, pilots services, management and other related services for WUP LLC’s owned aircraft during the transition period; and (iii) certain of the Company’s subsidiaries entered into fleet management agreements with Circadian, pursuant to which Circadian will provide certain maintenance, pilots services, management and other related services for managed aircraft after the Closing Date while they are transitioned from a FAA operating certificate held by the applicable Company subsidiary to Circadian. The Circadian Sale, when taken together with certain post-closing agreements and covenants, including those in the preceding sentence, resulted in the disposition of the Company’s non-core aircraft management business (the “Aircraft Management Business” and such transactions, collectively the “Divestiture”).

As of the Closing Date, the fair value of the aggregate consideration transferred was $19.1 million and was subject to a post-closing final working capital adjustment under the terms of the Purchase Agreement. The $19.1 million of consideration was comprised of $13.2 million of cash received on the Closing Date, contingent consideration with a fair value of $4.8 million, an escrow receivable of $0.6 million and a non-contingent consideration receivable of $0.5 million. The fair value of the contingent consideration for the Divestiture was deemed to be the approximate contract value as of the Closing Date.

The Company determined that the Divestiture is considered a disposition of a significant business under Rule 1-02(w) of Regulation S-X and does not meet the criteria requiring discontinued operations presentation in accordance with accounting principles generally accepted in the United States of America. The unaudited pro forma consolidated financial statements are based on the historical consolidated financial statements of the Company, and in the opinion of management, all adjustments and disclosures have been prepared in accordance with Article 11 of Regulation S-X. All adjustments shown are transaction accounting adjustments and do not reflect the potential uses of proceeds, synergies, and or dis-synergies that may be derived in future periods.

The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2023, have been prepared as if the Divestiture occurred on January 1, 2022, in that it reflects the removal of the Aircraft Management Business for the full period presented. Accordingly, the following unaudited pro forma consolidated statement of operations for the year ended December 31, 2023 reflects (i) the Company’s pro forma financial results for the nine months ended September 30, 2023, as if the Company had disposed of Aircraft Management Business prior to the beginning of such period, and (ii) the Company’s actual financial results for the three months ended December 31, 2023, which is the portion of the year ended December 31, 2023 that the Company did not own the Aircraft Management Business.

WHEELS UP EXPERIENCE INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMETNS

The unaudited pro forma consolidated financial information reflects certain assumptions, estimates and accounting adjustments that the Company’s management believes are reasonable under the circumstances and necessary to present fairly the unaudited pro forma consolidated statements of operations for year ended December 31, 2023. Certain amounts presented herein are estimates or involve subjective or complex judgments, which required the Company’s management to make assumptions with respect to values or conditions, including regarding the effect of matters that are inherently uncertain, in accordance with the Company’s accounting policies. Such assumptions, estimates and accounting adjustments are described in the accompanying notes, which should be read together with the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information has been provided for informational purposes only and does not purport to project the future or historical financial position or results of operations of the Company, Circadian or the Aircraft Management Business on a stand-alone basis. The unaudited pro forma consolidated financial information presented herein is not necessarily indicative of the Company’s future consolidated results of operations, cash flows, liquidity or financial condition. The actual results of the Company may differ significantly from those reflected herein.

The unaudited pro forma consolidated financial information and the accompanying notes should be read in conjunction with the Company's historical financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2023.

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WHEELS UP EXPERIENCE INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Twelve Months Ended December 31, 2023

(in thousands, except for share data)

	Wheels Up	Divestiture of Aircraft Management Business (a)	Pro Forma
Revenue	$1,253,317	(172,220)	$1,081,097

Costs and expenses:
Cost of revenue (exclusive of items shown separately below)	1,232,506	(161,018)	1,071,488
Technology and development	61,873	(1,920)	59,953
Sales and marketing	88,828	(3,641)	85,187
General and administrative	145,873	(5,280)	140,593
Depreciation and amortization	58,533	(837)	57,696
Gain on sale of aircraft held for sale	(16,939)	-	(16,939)
Impairment of goodwill	126,200	(5,510)	120,690
Total costs and expenses	1,696,874	(178,207)	1,518,667

Loss from operations	(443,557)	5,987	(437,570)

Other income (expense):
Change in fair value of warrant liability	739	-	739
Loss on divestiture	(2,991)	-	(2,991)
Loss on extinguishment of debt	(4,401)	-	(4,401)
Interest income	6,121	-	6,121
Interest expense	(41,255)	(19)	(41,274)
Other expense, net	(660)	3	(657)
Total other income (expense)	(42,447)	(16)	(42,463)

Loss before income taxes	(486,004)	5,971	(480,033)

Income tax expense	(1,383)	-	(1,383)

Net loss	(487,387)	5,971	(481,416)
Less: Net loss attributable to non-controlling interests	-	-	-
Net loss attributable to Wheels Up Experience Inc.	$(487,387)	5,971	$(481,416)

Net loss per share of Common Stock:
Basic and diluted	$(3.69)		$(3.64)

Weighted-average shares of Common Stock outstanding:
Basic and diluted	132,194,747		132,194,747

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WHEELS UP EXPERIENCE INC.

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BASIS OF PRESENTATION

The unaudited pro forma consolidated financial statements give effect to the pro forma adjustments necessary to reflect the Divestiture as if the transaction had occurred as of January 1, 2022 for each of the unaudited pro forma consolidated statements of operations for the year ended December 31, 2023.

2.	PRO FORMA ADJUSTMENTS

(a)	To reflect adjustments to remove the historical results of the Aircraft Management Business, assuming the Divestiture occurred on January 1, 2022.

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